Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (“Registration Statement”) of Civista Bancshares, Inc. (the “Company”), of our reports dated March 10, 2025 with respect to our audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2024, and of the internal control over financial reporting of the Company as of December 31, 2024, which reports were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

September 26, 2025